Exhibit 23.5
CONSENT OF J.P. MORGAN SECURITIES INC.
     We hereby consent to (i) the use of our opinion letter dated February 12, 2009 to the Board of Directors of HeartWare International, Inc. (the “Company”) included in Annex F to the Joint Proxy Statement/Prospectus relating to the proposed merger of the Company and a wholly-owned subsidiary of Thoratec Corporation, and (ii) the references to such opinion in such Joint Proxy Statement/Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

J.P. MORGAN SECURITIES INC.
By:	/s/ Alberto Pandolfi
	Name:	Alberto Pandolfi
	Title:	Executive Director

May 6, 2009
383 Madison Avenue, Floor 37, NY1-M171, New York, New York 10179
J.P. Morgan Securities Inc.